UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2013

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

On January 3, 2013, Transocean Ltd. issued a press release announcing the arrangements with the United States described below.  A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 8.01.  Other Events

On January 3, 2013, Transocean Ltd. and certain of its subsidiaries reached agreements with the United States, subject to court approval, to resolve certain matters arising from the Macondo well incident. The agreements consist of the Plea Agreement (as defined below) that resolves certain federal criminal charges that may be brought by the U.S. Department of Justice (“DOJ”) and the Consent Decree (as defined below) that resolves certain claims by the DOJ, the U.S. Environmental Protection Agency and the U.S. Coast Guard against the Transocean Defendants (as defined below) and certain incidents of noncompliance that were alleged by the Bureau of Safety and Environmental Enforcement (“BSEE”).

Pursuant to a cooperation guilty plea agreement (the “Plea Agreement”), Transocean Deepwater Inc., a wholly owned subsidiary of Transocean Ltd. (“TDI”), agreed to plead guilty to one misdemeanor count of an information charging it with negligently discharging oil into the Gulf of Mexico, in violation of the Clean Water Act.  The parties agreed pursuant to the Plea Agreement that TDI would pay a criminal fine of $100 million within 60 days of sentencing (which is expected to occur on in the first or second quarter of 2013).  TDI also consented to the entry of an order requiring it to pay a total of $150 million to the National Fish & Wildlife Foundation, as follows: $58 million within 60 days of sentencing, $53 million within one year of sentencing and an additional $39 million within two years of sentencing.  Such order also requires TDI to pay $150 million to the National Academy of Sciences as follows: $2 million within 90 days of sentencing, $7 million within one year of sentencing, $21 million within two years of sentencing, $60 million within three years of sentencing and a final payment of $60 million within four years of sentencing.  TDI has also agreed to five years’ probation. The DOJ has agreed, subject to the provisions of the Plea Agreement, not to further prosecute Transocean Ltd. and related Transocean entities for certain conduct generally regarding matters under investigation by the DOJ’s Deepwater Horizon Task Force. In addition, TDI and Transocean Ltd. have agreed to continue to cooperate with the Deepwater Horizon Task Force in any ongoing investigation related to or arising from the accident.  The Plea Agreement is subject to court approval.

By pleading guilty to a violation of the Clean Water Act, TDI and its affiliates may be subject to suspension and debarment from obtaining future U.S. government contracts and, if suspended, may be prohibited from serving as contractors to companies holding Department of Interior leases for offshore drilling. Transocean is working with the appropriate government agencies in an effort to avoid such an outcome.

Pursuant to a consent decree (the “Consent Decree”), TDI and certain other subsidiaries of Transocean Ltd. (collectively, the “Transocean Defendants”) agreed to pay a civil penalty totaling $1.0 billion, plus interest from the date of lodging the Consent Decree with the court, according to the following schedule: (a) $400 million, plus interest, within 60 days after the date of entry; (b) $400 million, plus interest, within one year after the date of entry; and (c) $200 million, plus interest, within two years after the date of entry.  Such interest will accrue from the date of lodging at the statutory post-judgment interest rate equal to the weekly average one-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week preceding the date of entry, plus 2.0 percent.

In addition, the Transocean Defendants agreed to take specified actions relating to operations in U.S. waters, including, among other things, the design and implementation of, and compliance with, additional systems and procedures; blowout preventer certification and reports; measures to strengthen well control competencies, drilling monitoring, recordkeeping, incident reporting, risk management and oil spill training, exercises and response planning; communication with operators; alarm systems; transparency and responsibility for matters relating to the Consent Decree; and technology innovation, with a first emphasis on more efficient, reliable blowout preventers.  The Transocean Defendants have agreed to submit a performance plan (the “Performance Plan”) for approval by the United States within 120 days after the date of entry of the Consent Decree.  The Performance Plan will include, among other things, interim milestones for actions in specified areas and a proposed schedule for reports required under the Consent Decree.

The Consent Decree also provides for the appointment of (i) an independent auditor to review, audit and report on the Transocean Defendants’ compliance with the injunctive provisions of the Consent Decree and (ii) an independent process safety consultant to review, report on and assist with respect to the process safety aspects of the Consent Decree, including operational risk identification and risk management.  The Consent Decree requires certain plans, reports and submissions be made and be acceptable to the United States and also requires certain publicly available filings.

Under the terms of the Consent Decree, the United States has agreed not to sue the Transocean Defendants, Transocean Ltd. and Transocean Inc. and certain related individuals for civil or administrative penalties for the Macondo well incident under specified provisions of the Clean Water Act, the Outer Continental Shelf Lands Act (“OSCLA”), the Endangered Species Act, the Marine Mammal Protection Act, the National Marine Sanctuaries Act, the federal Oil and Gas Royalty Management Act, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the Emergency Planning and Community Right to Know Act and the Clean Air Act. In addition, the Consent Decree resolves the Transocean Defendants’ appeal of the incidents of noncompliance under the OSCLA issued by the BSEE on October 12, 2011 without any admission of liability by the Transocean Defendants.

The Consent Decree is without prejudice to the rights of the Untied States with respect to all other matters, including certain liabilities under the Oil Pollution Act of 1990 (“OPA”) for removal costs or for damages, damages for injury to, loss of or loss of use of natural resources, including the reasonable cost of assessing the damage, certain claims for a declaratory judgment of liability under OPA already claimed by the United States, and certain liabilities for response costs and damages, including injury to park system resources, damages for injury to or loss of natural resources and for the cost of any natural resource damage assessments. However, the district court previously held that Transocean is not liable under the Oil Pollution Act for damages caused by subsurface discharge from the Macondo well.  Assuming that this ruling is upheld on appeal, Transocean’s natural resources damage assessment liability would be limited to any such damages arising from the above-surface discharge.  The Consent Decree is subject to court approval and to public notice and comment in accordance with applicable federal regulations.

The Transocean Defendants may request termination of the Consent Decree after they have: (i) completed timely the civil penalty payment requirements of the Consent Decree; (ii) operated under a fully approved Performance Plan required under the Consent Decree for five years; (iii) complied with the terms of the Performance Plan and specified provisions of the Consent Decree (generally relating to a framework and outline of measures to improve performance) for at least 12 consecutive months; and (iv) complied with the other requirements of the Consent Decree, including payment of any stipulated penalties and compliant reporting.

Transocean Ltd. has agreed to provide a guarantee of TDI’s and the Transocean Defendants’ respective payment obligations pursuant to the Plea Agreement and the Consent Decree. Transocean also has agreed that any payments made pursuant to the Plea Agreement or the Consent Decree are not deductible for tax purposes and that it will not use such payments as a basis for indemnity or reimbursement from non-insurer defendants named in the United States’ complaint.

The descriptions of the Plea Agreement and the Consent Decree are summaries and do not purport to be complete and are qualified in their entirety by reference to the provisions of such documents, each in the form filed with this Current Report on Form 8-K as Exhibits 99.2 and 99.3, respectively, and incorporated herein by reference.

Forward Looking Statements

Statements included in this Current Report on Form 8-K regarding the final disposition of the Consent Decree and the Plea Agreement with the DOJ and the court, sources of funds and potential for future indemnities or claims, submission and approval of the Performance Plan, early termination of the Consent Decree, claims under OPA, claims any natural resource damage assessments, efforts to avoid suspension or debarment and other statements that are not historical facts are forward-looking statements.  These statements involve risks and uncertainties including, but not limited to, court approval of the Plea Agreement and the Consent Decree, public comment on the Consent Decree, actions by the court or the DOJ and other governmental agencies or bodies, availability of financing, actions by financing sources, compliance with the Consent Decree, TDI’s compliance with the terms of its probation, appeals of prior court rulings, adverse decisions by governmental authorities regarding suspension or debarment and other factors detailed in risk factors and elsewhere in Transocean Ltd.’s Annual Report on Form 10-K for 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  Transocean Ltd. disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Transocean Ltd. Press Release

99.2	Cooperation Guilty Plea Agreement by and between Transocean Deepwater Inc., Transocean Ltd. and the United States

99.3	Consent Decree by and among Triton Asset Leasing GmbH, Transocean Holdings LLC, Transocean Offshore Deepwater Drilling Inc. Transocean Deepwater Inc. and the United States

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: January 3, 2013	By:	/s/ Jill S. Greene
Authorized Person

Index to Exhibits

Exhibit No.	Description

99.1	Transocean Ltd. Press Release

99.2	Cooperation Guilty Plea Agreement by and between Transocean Deepwater Inc., Transocean Ltd. and the United States

99.3	Consent Decree by and among Triton Asset Leasing GmbH, Transocean Holdings LLC, Transocean Offshore Deepwater Drilling Inc. Transocean Deepwater Inc. and the United States